UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2009

STANDARD PACIFIC CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10959	33-0475989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Technology Drive
Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 789-1600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 17, 2009, Standard Pacific Escrow LLC (“Escrow LLC”), a wholly owned indirect subsidiary of Standard Pacific Corp. (the “Company”), issued $280 million aggregate principal amount of its 10.750% senior notes due 2016 (the “Notes”) governed by the indenture, dated as of September 17, 2009, between Escrow LLC and The Bank of New York Mellon Trust Company, N.A. (the “Indenture”). Under certain conditions, the Company will assume Escrow LLC’s obligations under the Notes and the Indenture (the “Company Assumption”). If those conditions are not met on or prior to October 16, 2009 (or such earlier date as the Company determines in its sole discretion that the escrow conditions cannot be satisfied), the Notes will be automatically redeemed at a price in cash equal to 101% of the aggregate initial offering price of the Notes (after giving effect to original issue discount), plus accrued and unpaid interest to, but not including, the date of redemption.

The Notes bear interest at a rate of 10.750% per year and will mature on September 15, 2016. Interest will accrue on the Notes from September 17, 2009 and will be payable semi-annually on each March 15 and September 15, commencing March 15, 2010. Other than the covenants requiring the Company to consummate the Company Assumption, the covenant and default terms of the Notes are substantially the same as those associated with the Company’s other senior notes.

Upon the Company Assumption, the Notes will be general senior obligations of the Company, will be unconditionally, jointly and severally guaranteed, on a senior basis by the subsidiaries of the Company that guarantee the Company’s outstanding senior notes and subordinated notes and will be secured by a pledge of the stock of certain subsidiaries of the Company that secure the Company’s outstanding senior notes. The Notes and related guarantees will rank equally in right of payment with all of the Company’s and the guarantors’ other indebtedness (except for current and future obligations that may be subordinated to the Notes).

The Company will have no access to the proceeds of the offering until it assumes, as primary obligor, the obligations of Escrow LLC under the Notes. Upon the Company Assumption, the Company intends to use the net proceeds from the offering, or approximately $250.6 million to purchase, redeem or retire existing debt of the Company (and to pay related expenses), including up to $76 million of inter-company liabilities to unrestricted subsidiaries. The Company intends to use up to $175 million of the offering proceeds to purchase through tender offers (and to pay related expenses), first, the Company’s 6 1/2% Senior Notes due 2010, then, to the extent any amounts remain, the Company’s 6 7/8% Senior Notes due 2011 and finally, to the extent any amounts remain, up to $50 million principal amount of the Company’s 7 3/4% Senior Notes due 2013 (although the Company reserves the right to increase the amount of notes it is offering to purchase in the tender offers).

Upon the Company Assumption, the Company and the subsidiary guarantors will enter into a registration rights agreement with the initial purchasers of the Notes, pursuant to which the Company and the guarantors will be obligated to effect an exchange for the Notes for registered securities having substantially identical terms to the Notes or, in the alternative, register the Notes under the Securities Act, subject to the terms and conditions therein specified.

The foregoing description is qualified in its entirety by reference to the Indenture (including the form of Notes), a copy of which is being filed as an exhibit hereto, and is incorporated by reference herein.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF THE REGISTRANT.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Indenture, dated as of September 17, 2009, between Standard Pacific Escrow LLC and The Bank of New York Mellon Trust Company, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2009

STANDARD PACIFIC CORP.

By:	/s/ John M. Stephens
Name:	John M. Stephens
Title:	Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Indenture, dated as of September 17, 2009, between Standard Pacific Escrow LLC and The Bank of New York Mellon Trust Company, N.A.